Exhibit 10.22.2

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Second Amendment”) is made as of February 8, 2017, by and between ARE-NC REGION NO. 5, LLC, a Delaware limited liability company (“Landlord”), and HUMACYTE, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are parties to that certain Lease Agreement dated as of December 31, 2015, as amended by that certain letter agreement dated January 29, 2016, and as further amended by that certain First Amendment to Lease dated as of September 30, 2016 (the “First Amendment”) (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 70,525 rentable square feet (the “Existing Premises”) on the first and second floors of that certain building located at 2525 E. NC Highway 54, Durham, North Carolina. The Existing Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, expand the size of the Existing Premises by adding that portion of the second floor of the Building consisting of approximately 12,471 rentable square feet, as shown on Exhibit A attached to this Second Amendment (“Second Expansion Premises”).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Second Expansion Premises. In addition to the Existing Premises, commencing on the Second Expansion Premises Commencement Date, Landlord leases to Tenant, and Tenant leases from Landlord, the Second Expansion Premises.

2.	Delivery. The “Second Expansion Premises Commencement Date” shall occur on June 1, 2017. The “Second Expansion Premises Rent Commencement Date” shall be June 1, 2018. Landlord shall deliver the Second Expansion Premises to Tenant on the Second Expansion Premises Commencement Date in vacant, broom clean condition. Any reference to the “Commencement Date” in Section 7 and 30 of the original Lease shall be deemed to be a reference to the “Second Expansion Premises Commencement Date” with respect to Tenant’s lease of the Second Expansion Premises.

Except as set forth in the Lease or in this Second Amendment: (i) Tenant shall accept the Second Expansion Premises in their condition as of the Second Expansion Premises Commencement Date; (ii) Landlord shall have no obligation for any defects in the Second Expansion Premises; and (iii) Tenant’s taking possession of the Second Expansion Premises shall be conclusive evidence that Tenant accepts the Second Expansion Premises and that the Second Expansion Premises were in good condition at the time possession was taken.

Tenant agrees and acknowledges that, except as otherwise expressly set forth in the Lease or in this Second Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Second Expansion Premises, and/or the suitability of the Second Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Second Expansion Premises are suitable for the Permitted Use.

3.	Premises and Rentable Area of Premises. Commencing on the Second Expansion Premises Commencement Date, the defined terms “Premises” and “Rentable Area of Premises” on page 1 of the Lease shall be deleted in their entirety and replaced with the following:

“Premises: That portion of the Building, containing approximately 82,996 rentable square feet, consisting of (i) approximately 43,614 rentable square feet on the first floor of the Building and approximately 14864 rentable square feet on second floor of the Building (the “Original Premises”), (ii) approximately 12,047 rentable square feet on the second floor of the Building (“Expansion Premises”), and (iii) approximately 12,471 rentable square feet on the second floor of the Building (“Second Expansion Premises”), all as determined by Landlord, as shown on Exhibit A.”

“Rentable Area of Premises: 82,996 sq. ft.”

Commencing on the Second Expansion Premises Commencement Date, Exhibit A to the Lease shall be amended to include the Second Expansion Premises as shown on Exhibit A attached to this Second Amendment.

4.	Base Rent. Tenant shall continue paying Base Rent with respect to the Existing Premises as provided for in the Lease through the expiration of the Base Term with respect to the Existing Premises. Commencing on the Second Expansion Premises Rent Commencement Date, Tenant shall commence paying Base Rent for the Second Expansion Premises in the amount of $22.00 per rentable square foot of the Second Expansion Premises per year. Base Rent payable with respect to the Second Expansion Premises shall be increased on each annual anniversary of the Second Expansion Premises Rent Commencement Date (each a “Second Expansion Premises Adjustment Date”) by multiplying the Base Rent payable with respect to the Second Expansion Premises immediately before such Second Expansion Premises Adjustment Date by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable with respect to the Second Expansion Premises immediately before such Second Expansion Premises Adjustment Date. Base Rent payable with respect to the Second Expansion Premises, as so adjusted, shall thereafter be due as provided herein.

5.	Tenant’s Share. Commencing on the Second Expansion Premises Commencement Date, the defined term “Tenant’s Share of Operating Expenses” on page 1 of the Lease shall be deleted in its entirety and replaced with the following:

“Tenant’s Share of Operating Expenses: 100%

For the avoidance of doubt, Tenant shall continue paying Operating Expenses as required under the Lease with respect to the Existing Premises and shall commence paying Operating Expenses with respect to the Second Expansion Premises on the Second Expansion Premises Commencement Date.

6.	Base Term. Commencing on the Second Expansion Premises Commencement Date, the defined term “Base Term” on page 1 of the Lease shall be deleted in its entirety and replaced with the following:

“A term (i) beginning, with respect to the Original Premises and the Expansion Premises, on the Commencement Date and ending 120 months from the first day of the first full month following the Rent Commencement Date (as defined in Section 2), and (ii) beginning, with respect to the Second Expansion Premises, on the Second Expansion Premises Commencement Date and ending 120 months from the first full day of the first full month following the Second Expansion Premises Rent Commencement Date.”

The Base Term of the Lease with respect to the Existing Premises shall be subject to extension pursuant to the terms and conditions of the Section 40 of the Lease. So long as Tenant exercises its Extension Right pursuant to Section 40 of the Lease with respect to the Existing Premises, Tenant shall have the right to extend the Base Term of the Lease with respect to the Second Expansion Premises pursuant to the terms of Section 40. If the Term of the Lease expires with respect to the Existing Premises or the Second Expansion Premises, then the parties shall, within 10 days after such expiration of the Term, enter into an amendment to the Lease to reflect the surrender of such Existing Premises or Second Expansion Premises, as applicable, to amend the definitions of “Premises” and “Rentable Area of Premises” and to proportionately adjust “Tenant’s Share of Operating Expenses”.

7.	Additional Tl Allowance. In addition to the Tl Allowance and the Additional Tl Allowance, Landlord shall, subject to the terms of the Work Letter, make available to Tenant a “Second Expansion Premises Tl Allowance” in the amount of $55.00 per rentable square foot of the Second Expansion Premises for the construction of Tenant Improvements in the Second Expansion Premises only pursuant to and in accordance with the terms of the Work Letter. For every $1.00 of the Second Expansion Premises Tl Allowance Tenant elects to use, Tenant shall pay Additional Rent under the Lease equal to $0.1585 per rentable square foot of the Second Expansion Premises per year. For example, if the entire Second Expansion Premises Tl Allowance was disbursed by Landlord, then Tenant would be required to pay Additional Rent in the amount of $8.72 per rentable square foot of the Second Expansion Premises per year, which Additional Rent shall be due on the first day of each month of the Base Term with respect to the Second Expansion Premises commencing on the first day of the month following the Second Expansion Premises Rent Commencement Date. Except for the Second Expansion Premises Tl Allowance, Tenant shall be solely responsible for all costs of the Tenant Improvements in the Second Expansion Premises. The Additional Rent payable pursuant to this Section 7 shall be increased on each Second Expansion Premises Adjustment Date by the Rent Adjustment Percentage. Tenant shall have no right to any portion of the Second Expansion Premises Tl Allowance that has not been requested for disbursement by Tenant in accordance with the terms of the Work Letter before May 31, 2018.

8.	Rights to Expand. Section 39 of the Lease is hereby deleted and is null and void and of no further force or effect.

9.	OFAC. Tenant is and, to Tenant’s knowledge, all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

10.	Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Second Amendment and that no Broker brought about this transaction, other than Foundry Commercial. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker, other than Foundry Commercial, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Second Amendment. Landlord shall be responsible for all commissions due to Foundry Commercial arising out of the execution of this Second Amendment in accordance with the terms of a separate written agreement between Foundry Commercial and Landlord.

11.	Miscellaneous.

a.	This Second Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Second Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.	This Second Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

c.	This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Second Amendment attached thereto.

d.	Except as amended and/or modified by this Second Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Second Amendment. In the event of any conflict between the provisions of this Second Amendment and the provisions of the Lease, the provisions of this Second Amendment shall prevail. Whether or not specifically amended by this Second Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Second Amendment.

[Signatures are on the next page]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year first above written.

TENANT:

HUMACYTE, INC.,
a Delaware corporation

By:	/s/ Paul S. Boyer
Its:	CFO

LANDLORD:

By:	ARE-NC REGION NO. 5, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership, managing member

By:	ARE-QRS CORP.,
a Maryland corporation, general partner

By:	/s/ Gary Dean
Its:	Senior Vice President, RE Legal Affairs

5